Post Office Box 787
                               Lebanon, Tennessee
                                       37088-0787
                               Phone 616.443.9869

[Logo of CBRL Group, Inc.]

                                              Contact: Julie Davis
                                                       Communications Director
                                                       615-443-9266


          CEO MICHAEL A. WOODHOUSE TO BECOME CBRL GROUP, INC. CHAIRMAN
              Evins' Successor to Maintain Direction and Leadership


         LEBANON, Tenn. (September 28, 2004) - CBRL Group, Inc. (Nasdaq: CBRL) today announced that its Board of Directors has elected its current President and Chief Executive Officer, Michael A. Woodhouse as Chairman of the Board effective November 23, 2004. Current Chairman Dan W. Evins has notified the Company of his decision not to stand for re-election to the Company's Board at that time. The Company's Board of Directors also named Evins, effective November 23, 2004, as its Chairman Emeritus in recognition of his unique role in the development and growth of the Cracker Barrel Old Country Store(R) ("Cracker Barrel") concept. In this new role, Evins will continue to be available from time to time to provide advice to the Company's Board and senior executives.

         Evins founded the Cracker Barrel concept in 1969 and has served as the Company' s Chairman since 1970. He was President of Cracker Barrel for 27 years, and Chief Executive Officer until July 2001, when Woodhouse was elected to that position. Evins, who turns 69 in October 2004, established Cracker Barrel as a stopping place for travelers back when the interstate highway system was new. He realized that people would return to his restaurants if they were welcomed with courtesy and could get good food and quality retail products. Evins' approach to business led to the company's mission statement of "pleasing people", and he frequently says that this mission statement applies to all people - guests, employees, suppliers, and shareholders. "Cracker Barrel has grown over the years, to state the obvious," said Evins, "but I am pleased to know that the principles I set as the foundation for the business remain strong."

         Woodhouse has over 23 years of experience as an officer in the restaurant and retail industries. He has been responsible for the strategic direction of CBRL Group and its subsidiaries since August of 2001 when he was elected President and CEO of CBRL, and CEO of Cracker Barrel. Previously, he was President and Chief Operating Officer of CBRL and COO of Cracker Barrel. He joined the organization as Senior Vice President of Finance and CFO for Cracker Barrel Old Country Store, Inc. in 1995. Woodhouse worked closely with the rest of Cracker Barrel's senior management during its successful turnaround in 2000, and has led the establishment of a team-based leadership style at both Cracker Barrel and CBRL's other subsidiary, the Logan's Roadhouse(R) casual dining concept, which it acquired in 1999. In announcing these changes, Robert V. Dale, the Company's lead independent director, commented, "Mike has built strong leadership teams in both of our operating businesses and we expect as he takes on the additional responsibilities of Chairman, that Mike will continue to provide the steady presence and solid leadership required to meet the challenges of today's restaurant industry."

         "While Danny stepped away from the day-to-day aspects of running the business several years ago, we continue to value his perspective and commitment," said Woodhouse. "I think it's safe to say that what Danny started will continue, and that the people at Cracker Barrel will always strive to reflect the values Danny defined in our mission statement of `pleasing people'. We are pleased that he will continue to be available for advice into the future."

         Headquartered in Lebanon, Tennessee, CBRL Group, Inc., through its subsidiaries, presently operates 506 Cracker Barrel Old Country Store(R) restaurants and gift shops located in 41 states and 113 company-operated and 20 franchised Logan's Roadhouse(R) restaurants in 18 states.

         Except for specific historical information, many of the matters discussed in this press release may express or imply projections of revenues or expenditures, statements of plans and objectives or future operations or statements of future economic performance. These, and similar statements are forward-looking statements concerning matters that involve risks, uncertainties and other factors which may cause the actual performance of CBRL Group, Inc. and its subsidiaries to differ materially from those expressed or implied by this discussion. All forward-looking information is provided by the Company pursuant to the safe harbor established under the Private Securities Litigation Reform Act of 1995 and should be evaluated in the context of these factors.
Forward-looking   statements   generally   can  be  identified  by  the  use  of
forward-looking terminology such as "assumptions," "target," "guidance," "outlook," "plans," "projection," "may," "will," "would," "expect," "intend," "estimate," "anticipate," "believe," "potential" or "continue" (or the negative or other derivatives of each of these terms) or similar terminology. Factors which could materially affect actual results include, but are not limited to: changes in or implementation of additional governmental or regulatory rules, regulations and interpretations affecting accounting (including but not limited to, accounting for convertible debt under EITF Issue Abstract No. 04-08), tax, wage and hour matters, health and safety, pensions, insurance or other undeterminable areas; the effects of uncertain consumer confidence or general or regional economic weakness on sales and customer travel activity; the ability of the Company to identify, acquire and sell successful new lines of retail merchandise; commodity, workers' compensation, group health and utility price changes; consumer behavior based on concerns over nutritional or safety aspects of the Company's products or restaurant food in general; competitive marketing and operational initiatives; the effects of plans intended to improve operational execution and performance; the actual results of pending or threatened litigation or governmental investigations or charges and the costs and effects of negative publicity associated with these activities; practical or psychological effects of terrorist acts or war and military or government responses; the effects of increased competition at Company locations on sales and on labor recruiting, cost, and retention; the ability of and cost to the Company to recruit, train, and retain qualified restaurant hourly and management employees; disruptions to the company's restaurant or retail supply chain; changes in foreign exchange rates affecting the Company's future retail inventory purchases; the availability and cost of acceptable sites for development and the Company's ability to identify such sites; changes in generally accepted accounting principles in the United States of America or changes in capital market conditions that could affect valuations of restaurant companies in general or the Company's goodwill in particular; increases in construction costs; changes in interest rates affecting the Company's financing costs; and other factors described from time to time in the Company's filings with the SEC, press releases, and other communications.

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